UNITED DOMINION REALTY TRUST, INC.           EXHIBIT 12
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLARS IN THOUSANDS)



                                           Three Months  Three Months
                                              Ended         Ended
                                            March 31,     March 31,
                                               1994         1995

Income before extraordinary item              $3,415        $6,150

Add:
  Portion of rents representative
    of the interest factor                        22            48
  Interest on indebtedness                     4,731        10,454
  Amortization of debt expense                    82            19
  Other                                          450            --

    Earnings                                  $8,700       $16,671

Add:
  Depreciation on real estate                  5,627         9,056
  (Gains) losses on investments                  --             63

    Funds from operations as adjusted        $14,327       $25,790


Fixed charges-
  Interest on indebtedness                    $4,731       $10,454
  Amortization of debt expense                    82            19
  Portion of rents representative
    of the interest factor                        22            48

     Fixed Charges                            $4,835       $10,521

Ratio of earnings to fixed charges              1.80x         1.58x

Ratio of funds from operations to fixed
 charges                                        2.96          2.45